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Exhibit 99.1

n e w s r e l e a s e

Executive Offices 2200 E. Golf Road Des Plaines, IL 60016-1267	For Further Information Contact:
www.unitedstationers.com	For Further Information Contact:
Richard W. Gochnauer President and Chief Executive Officer or Kathleen S. Dvorak Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 699-5000
FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS PRELIMINARY FOURTH QUARTER
RESULTS AND ANNOUNCES RESTRUCTURING CHARGE

        DES PLAINES, Ill., Jan. 8, 2003—United Stationers Inc. (NASDAQ:USTR) today reported preliminary sales and earnings for the three months ended December 31, 2002. The preliminary results are subject to the closing of United's financial records and completion of the 2002 annual audit.

Preliminary Fourth Quarter Results

        Preliminary sales for the fourth quarter ended December 31, 2002, are expected to be approximately $923 million, down 1.4%, compared with $936 million a year ago. Sales per workday were lower in December than November and were particularly soft in the last two weeks of the month due to the midweek timing of the holidays. The lower sales also reflect continued weakness in the overall economy.

        Gross margin remained under pressure in the fourth quarter, with the weak economy contributing to an unfavorable product mix. The lower-margin computer consumables product category grew as a percentage of total sales, while higher-margin categories, such as furniture and office supplies, declined as a percentage of total sales. In addition, the lower sales and shift in product mix resulted in a fourth quarter downward adjustment of volume allowances earned from the company's suppliers for 2002. As a result, gross margin for the quarter is expected to be approximately 13.7%, compared with 14.6% in the third quarter of 2002 and 15.6% in the fourth quarter of 2001.

        The operating expense ratio for the fourth quarter of 2002 will be higher than originally anticipated primarily due to lower sales volume and other incremental expenses. These incremental fourth quarter expenses include costs relating to the company's chief executive officer succession (including the previously announced $1.8 million charge relating to the retirement of United's former president and chief executive officer). The company expects to reduce its operating expenses in future quarters through operational initiatives.

        United will record pre-tax restructuring and other charges, as described below, of approximately $9 million, or $0.17 per share after-tax, in the fourth quarter of 2002. These charges are comprised of future cash payments of $7 million and a non-cash charge of $2 million.

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United Stationers Inc. Reports Preliminary Fourth Quarter
Results and Announces Restructuring Charge
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        As a result of all these factors, including the restructuring and other charges, the company expects reported earnings per share for the fourth quarter of 2002 to be in the range of $0.02 to $0.05 per share, compared with $0.57 per share in the fourth quarter of 2001.

Restructuring and Other Charges

        The company approved a restructuring plan in the fourth quarter of 2002. This plan includes additional charges related to revised real estate sub-lease assumptions as compared to those used in the 2001 restructuring plan; a further downsizing of The Order People operation, including severance and anticipated exit costs related to a portion of the company's Memphis distribution center; and closure of the Milwaukee, Wisconsin distribution center. Other charges include the write-off of certain e-commerce-related investments.

        The restructuring charge is expected to result in annual pre-tax savings of approximately $2 million beginning in 2003.

        "The excess capacity in our Memphis distribution center related to The Order People would have continued to put pressure on earnings," said Dick Gochnauer, president and chief executive officer. "This is a necessary step to rationalize our infrastructure."

2003 Outlook

        "We are very disappointed with our financial performance in 2002. However, we are working hard to deliver better results in the future. On a positive note, our strong balance sheet gives us the resources to weather the current economic pressures and also allows us to continue to repurchase our stock," added Gochnauer.

        "Entering 2003, we look back at a year that has been particularly challenging for United. While we are making operational improvements to drive efficiencies, sales and margin erosion present an ongoing challenge. With the downsizing of corporate America, there are fewer consumers of office products. Given today's uncertain business climate, lowering our cost base is one of our top priorities this year. We are confident the actions we are taking to do this will position us to capitalize on future market opportunities," concluded Gochnauer.

Fourth Quarter Conference Call

        United Stationers will report its financial results for the fourth quarter and year-end on Thursday, January 30. This will be followed by a conference call with a question and answer session on Friday, January 31, at 9:00 a.m. CT, to provide further details of its restructuring plan and to discuss its recent performance. To listen to the conference call, visit the investor relation's section of the company's Web site at www.unitedstationers.com at least 15 minutes before the call, and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, which also will be located on the investor relations section of United Stationers' Web site, about two hours after the call ends and for the following week.

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United Stationers Inc. Reports Preliminary Fourth Quarter
Results and Announces Restructuring Charge
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Forward-Looking Statements

        This news release contains forward-looking statements, including statements as to the preliminary financial results for the fourth quarter of 2002 and references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's restructuring plan, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives, and the timing of any of these savings; the company's ability to streamline its organization and operations, integrate acquired businesses and implement general cost-reduction initiatives; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company, based on inventory purchase volumes or vendor participation in the company's general line catalog and other annual and quarterly publications, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and the company's gross margin; competitive activity and pricing pressures; reliance on key management personnel; economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with annual sales of approximately $3.7 billion, is North America's largest wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company an average order fill rate of 98%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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  Exhibit 99.1